UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2015

NAVISTAR INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9618	36-3359573
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2701 Navistar Drive Lisle, Illinois		60532
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (331) 332-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

Navistar International Corporation (the “Company”) desires to file this Current Report on Form 8-K to update the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2015 (the “Second Quarter of 2015 Quarterly Report”) with respect to the matters described below. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Second Quarter of 2015 Quarterly Report.

EPA Notice of Violation

On July 14, 2015, the U.S. Department of Justice on behalf of the U.S. Environmental Protection Agency (“EPA”) filed a lawsuit against the Company and Navistar, Inc. in the U.S. District Court for the Northern District of Illinois alleging that during 2010 the Company introduced into commerce approximately 7,750 heavy-duty diesel engines that did not meet the EPA’s emissions standards applicable to 2010 engines, resulting in violations of the federal Clean Air Act. The lawsuit requests injunctive relief and the assessment of civil penalties of up to $37,500 per day for each violation. The Company disputes the allegations in the lawsuit.

Shareholder Litigation

On July 10, 2015, the Court issued its Opinion and Order on our Motion to Dismiss the Defendants’ Second Amended Complaint in the 10b-5 Cases. The Motion to Dismiss was granted in part and denied in part. Specifically, the Court (i) dismissed all of plaintiff’s claims against the Company, Andrew J. Cederoth and Jack Allen and (ii) dismissed all of plaintiffs’ claims against Daniel C. Ustian, the only remaining defendant, except for claims regarding two of Mr. Ustian’s statements. Further, all of the dismissed claims were dismissed with prejudice except for claims based on statements made subsequent to the lead plaintiff’s last purchase of the Company’s stock (the “Post-Purchase Claims”). The Court determined the lead plaintiff lacked standing to assert the Post-Purchase Claims and dismissed those claims without prejudice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION
(Registrant)

By:	/s/ Walter G. Borst
Name:	Walter G. Borst
Title:	Executive Vice President and Chief Financial Officer

Dated: July 15, 2015